Exhibit 99.1

For Immediate Release | April 23, 2026 | Chico, California

TriCo Bancshares reports first quarter 2026 net income of $33.7 million, diluted EPS of $1.04

1Q2026 Financial Highlights
•Net income was $33.7 million or $1.04 per diluted share as compared to $33.6 million or $1.03 per diluted share in the trailing quarter, and an increase of $7.3 million or 27.8% from the first quarter of 2025
•Net interest income (FTE) was $91.5 million, a decrease of $1.0 million or 1.1% over the trailing quarter; net interest margin (FTE) was 4.07%, an increase of 5 basis points over 4.02% in the trailing quarter
•Loan balances decreased $42.9 million or 2.4% (annualized) from the trailing quarter and increased $247.4 million or 3.6% from the same quarter of the prior year
•Deposit balances increased $139.7 million or 6.8% (annualized) from the trailing quarter and increased $198.3 million or 2.4% from the same quarter of the prior year
•Average non-interest bearing deposits grew by 1.5% year over year and were 30.6% of total deposits at quarter end
•Yield on average earning assets was 5.26%, an increase of 3 basis points over the 5.23% in the trailing quarter; yield on average loans was 5.78%, an increase of 1 basis point over the 5.77% in the trailing quarter
•The average cost of total deposits was 1.26%, a decrease of 3 basis points as compared to 1.29% in the trailing quarter, and a decrease of 17 basis points from 1.43% in the same quarter of the prior year

Executive Commentary:

“Our results for the first quarter of 2026 continue to demonstrate TriCo's stability and ability to operate effectively under various and changing economic environments. Deposit growth was strong and new loan originations were generally consistent with expectations while we continue to focus on managing credit quality within the loan portfolio. In addition, the deployment of capital through share repurchase activities will continue to benefit our financial results” said Rick Smith, Chairman and CEO.

Peter Wiese, EVP and CFO added, “Continued expense discipline benefited quarterly results. While total revenue contracted slightly due to the shorter day count in the first quarter as compared to the trailing quarter, both our net interest margin and efficiency ratio incrementally improved. Consistent with previous guidance, we anticipate that future revenue growth will outpace expense growth, leading to positive operating leverage and PPNR expansion.”

Selected Financial Highlights
•For the quarter ended March 31, 2026, the Company’s return on average assets was 1.38%, while the return on average equity was 10.08%; for the trailing quarter ended December 31, 2025, the Company’s return on average assets was 1.34%, while the return on average equity was 10.02%
•Diluted earnings per share were $1.04 for the first quarter of 2026, compared to $1.03 for the trailing quarter and $0.80 during the first quarter of 2025
•Shares of common stock outstanding decreased by 424,384 during the quarter as 447,211 shares were repurchased at an average price of $48.30 per share.
•The loan to deposit ratio was 84.11% as of March 31, 2026, as compared to 86.05% for the trailing quarter end.
•The efficiency ratio was 54.55% for the quarter ended March 31, 2026, as compared to 54.68% for the trailing quarter
•The provision for credit losses was $3.3 million during the quarter ended March 31, 2026, as compared to $3.0 million during the trailing quarter
•The allowance for credit losses (ACL) to total loans was 1.81% as of March 31, 2026, compared to 1.77% as of the trailing quarter end, and 1.88% as of March 31, 2025. Non-performing assets to total assets were 0.77% on March 31, 2026, as compared to 0.72% as of December 31, 2025, and 0.59% on March 31, 2025.

The financial results reported in this document are preliminary and unaudited. Final financial results and other disclosures will be reported on Form 10-Q for the period ended March 31, 2026, and may differ materially from the results and disclosures in this document due to, among other things, the completion of final review procedures, the occurrence of subsequent events, or the discovery of additional information.

Operating Results and Performance Ratios

	Three months ended
	March 31, 2026	December 31, 2025
(dollars and shares in thousands, except per share data)			$ Change	% Change
Net interest income	$91,226	$92,227	$(1,001)	(1.1)%
Provision for credit losses	(3,325)	(3,000)	(325)	10.8%
Noninterest income	17,032	17,168	(136)	(0.8)%
Noninterest expense	(59,052)	(59,819)	767	(1.3)%
Provision for income taxes	(12,196)	(12,942)	746	(5.8)%
Net income	$33,685	$33,634	$51	0.2%
Diluted earnings per share	$1.04	$1.03	$0.01	1.0%
Dividends per share	$0.36	$0.36	$—	—%
Average common shares	32,195	32,445	(250)	(0.8)%
Average diluted common shares	32,391	32,631	(240)	(0.7)%
Return on average total assets	1.38%	1.34%
Return on average equity	10.08%	10.02%
Efficiency ratio	54.55%	54.68%

	Three months ended March 31,
(dollars and shares in thousands, except per share data)	2026	2025	$ Change	% Change
Net interest income	$91,226	$82,542	$8,684	10.5%
Provision for credit losses	(3,325)	(3,728)	403	(10.8)%
Noninterest income	17,032	16,073	959	6.0%
Noninterest expense	(59,052)	(59,585)	533	(0.9)%
Provision for income taxes	(12,196)	(8,939)	(3,257)	36.4%
Net income	$33,685	$26,363	$7,322	27.8%
Diluted earnings per share	$1.04	$0.80	$0.24	30.0%
Dividends per share	$0.36	$0.33	$0.03	9.1%
Average common shares	32,195	32,953	(758)	(2.3)%
Average diluted common shares	32,391	33,129	(738)	(2.2)%
Return on average total assets	1.38%	1.09%
Return on average equity	10.08%	8.54%
Efficiency ratio	54.55%	60.42%

Balance Sheet Data
Total loans outstanding were $7.1 billion as of March 31, 2026, an increase of $247.4 million or 3.6% over March 31, 2025, and a decrease of $42.9 million or 2.4% annualized as compared to the trailing quarter ended December 31, 2025. Investments increased by $28.7 million and decreased $108.0 million for the three- and twelve-month periods ended March 31, 2026, respectively, and ended the quarter with a balance of $1.87 billion or 18.8% of total assets. Quarterly average earning assets to quarterly total average assets was 91.9% on March 31, 2026, compared to 91.8% on March 31, 2025. The loan-to-deposit ratio was 84.1% on March 31, 2026, as compared to 83.1% on March 31, 2025. The Company did not utilize brokered deposits during 2026 or 2025 and continues to rely on organic deposit customers to fund cash flow timing differences.
Total shareholders' equity decreased by $4.0 million during the quarter ended March 31, 2026, as net income of $33.7 million was offset by a $4.6 million increase in accumulated other comprehensive losses, $11.5 million in cash dividends on common stock and $21.6 million in share repurchase activity. As a result, the Company’s book value increased to $41.49 per share at March 31, 2026, compared to $41.07 at December 31, 2025. The Company’s tangible book value per share, a non-GAAP measure, calculated by subtracting goodwill and other intangible assets from total shareholders’ equity and dividing that sum by total shares outstanding, was $31.82 per share at March 31, 2026, as compared to $31.52 at December 31, 2025.

Trailing Quarter Balance Sheet Change
Ending balances	March 31, 2026	December 31, 2025		Annualized % Change
(dollars in thousands)			$ Change
Total assets	$9,948,211	$9,822,063	$126,148	5.1%
Total loans	7,068,198	7,111,087	(42,889)	(2.4)
Total investments	1,871,138	1,842,417	28,721	6.2
Total deposits	8,403,588	8,263,901	139,687	6.8
Total other borrowings	11,455	11,713	(258)	(8.8)
Loans outstanding decreased by $42.9 million or 2.4% on an annualized basis during the quarter ended March 31, 2026. During the quarter, gross loan originations/draws totaled approximately $388.7 million while gross payoffs/repayments of loans totaled $442.2 million, which compares to gross originations/draws and gross payoffs/repayments during the trailing quarter ended of $502.8 million and $418.1 million, respectively. Origination volume contracted from the trailing quarter but expanded by comparison with the same quarter of prior years. However, the level of payoff and paydown was elevated during the quarter by comparison to both the trailing and prior year quarters. Domestically, the macro-economic outlook remains optimistic for borrowers following the passage of tax and spending legislation that is expected to promote continued economic expansion through the remainder of 2026. The activity within loan payoffs/repayments remains generally consistent with recent quarters and spread amongst numerous borrowers, regions and loan types.
Investment security balances increased $28.7 million or 6.2% on an annualized basis during the quarter as a result of purchases of $90.7 million, partially offset by net prepayments/maturities of $55.2 million and net decreases in the market value of securities of $6.6 million. Investment security purchases were comprised of fixed rate agency mortgage-backed securities. While management intends to primarily utilize cash flows from the investment security portfolio and organic deposit growth to support loan growth, excess liquidity will be utilized for purchases of investment securities to support net interest income growth and net interest margin expansion.
Deposit balances increased by $139.7 million or 6.8% annualized during the period. There were no deposits sold as of March 31, 2026, compared to $72.9 million as of the trailing quarter end.

Average Trailing Quarter Balance Sheet Change
Quarterly average balances for the period ended	March 31, 2026	December 31, 2025		Annualized % Change
(dollars in thousands)			$ Change
Total assets	$9,912,485	$9,929,582	$(17,097)	(0.7)%
Total loans	7,041,552	7,023,749	17,803	1.0
Total investments	1,855,250	1,840,956	14,294	3.1
Total deposits	8,334,291	8,376,361	(42,070)	(2.0)
Total other borrowings	10,742	13,705	(2,963)	(86.5)

Year Over Year Balance Sheet Change
Ending balances	As of March 31,			% Change
(dollars in thousands)	2026	2025	$ Change
Total assets	$9,948,211	$9,819,599	$128,612	1.3%
Total loans	7,068,198	6,820,774	247,424	3.6
Total investments	1,871,138	1,979,116	(107,978)	(5.5)
Total deposits	8,403,588	8,205,332	198,256	2.4
Total other borrowings	11,455	91,706	(80,251)	(87.5)

Net Interest Income and Net Interest Margin
The Company's yield on loans for the fourth quarter was 5.78%, an increase of 1 basis point from 5.77% as of the trailing quarter end and an increase of 7 basis point as compared to 5.71% for the quarter ended March 31, 2025. The tax equivalent yield on the Company's investment security portfolio was 3.45% for the quarter ended March 31, 2026, an increase of 10 basis points from the trailing quarter end of 3.35% and an increase of 6 basis points from the 3.39% earned during the three months ended March 31, 2025. As compared to the trailing quarter, costs on interest-bearing deposits as well as the costs on interest-bearing liabilities both decreased by 5 basis points. The cost of total interest-bearing deposits decreased by 24 basis points, while the costs of total interest-bearing liabilities decreased by 33 basis points, respectively, between the three-month periods ended March 31, 2026 and 2025, respectively.
The FOMC left short-term interest rates unchanged during the current quarter, following 50 basis points in cumulative reduction during the trailing fourth quarter. The fully tax-equivalent net interest income and net interest margin was $91.5 million and 4.07%, respectively, for the quarter ended March 31, 2026, and was $92.5 million and 4.02%, respectively, for the trailing quarter ended December 31, 2025. More specifically, the net interest rate spread improved by 8 basis points to 3.41% for the quarter ended March 31, 2026, as compared to the trailing quarter, while the net interest margin improved by 5 basis points to 4.07% over the same period.

The Company continues to manage its cost of deposits through the use of various pricing and product mix strategies. As of March 31, 2026, December 31, 2025, and March 31, 2025, deposits priced utilizing these customized strategies totaled $1.0 billion, $898.9 million, and $927.6 million and carried weighted average rates of 3.06%, 3.05% and 3.43%, respectively.

	Three months ended
	March 31, 2026	December 31, 2025
(dollars in thousands)			Change	% Change
Interest income	$117,827	$120,147	$(2,320)	(1.9)%
Interest expense	(26,601)	(27,920)	1,319	(4.7)%
Fully tax-equivalent adjustment (FTE) (1)	260	260	—	—%
Net interest income (FTE)	$91,486	$92,487	$(1,001)	(1.1)%
Net interest margin (FTE)	4.07%	4.02%

Acquired loans discount accretion, net:
Amount (included in interest income)	$1,386	$915	$471	51.5%
Net interest margin less effect of acquired loan discount accretion(1)	4.01%	3.98%	0.03%

	Three months ended March 31,
(dollars in thousands)	2026	2025	Change	% Change
Interest income	$117,827	$114,077	$3,750	3.3%
Interest expense	(26,601)	(31,535)	4,934	(15.6)%
Fully tax-equivalent adjustment (FTE) (1)	260	265	(5)	(1.9)%
Net interest income (FTE)	$91,486	$82,807	$8,679	10.5%
Net interest margin (FTE)	4.07%	3.73%

Acquired loans discount accretion, net:
Amount (included in interest income)	$1,386	$1,995	$(609)	(30.5)%
Net interest margin less effect of acquired loan discount accretion(1)	4.01%	3.64%	0.37%

Analysis Of Change in Net Interest Margin on Earning Assets

	Three months ended			Three months ended			Three months ended
	March 31, 2026			December 31, 2025			March 31, 2025
(dollars in thousands)	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets
Loans	$7,041,552	$100,349	5.78%	$7,023,749	$102,231	5.77%	$6,776,188	$95,378	5.71%
Investments-taxable	1,724,884	14,662	3.45%	1,710,394	14,404	3.34%	1,891,280	15,752	3.38%
Investments-nontaxable (1)	130,366	1,126	3.50%	130,562	1,126	3.42%	133,388	1,149	3.49%
Total investments	1,855,250	15,788	3.45%	1,840,956	15,530	3.35%	2,024,668	16,901	3.39%
Cash at Fed Reserve and other banks	213,361	1,950	3.71%	262,724	2,646	4.00%	206,591	2,063	4.05%
Total earning assets	9,110,163	118,087	5.26%	9,127,429	120,407	5.23%	9,007,447	114,342	5.15%
Other assets, net	802,322			802,153			800,769
Total assets	$9,912,485			$9,929,582			$9,808,216
Liabilities and shareholders’ equity
Interest-bearing demand deposits	$1,851,122	$6,384	1.40%	$1,831,148	$6,266	1.36%	$1,830,315	$6,221	1.38%
Savings deposits	2,803,853	10,366	1.50%	2,848,212	11,651	1.62%	2,730,262	12,198	1.81%
Time deposits	1,127,816	9,173	3.30%	1,097,570	9,284	3.36%	1,120,843	10,446	3.78%
Total interest-bearing deposits	5,782,791	25,923	1.82%	5,776,930	27,201	1.87%	5,681,420	28,865	2.06%
Other borrowings	10,742	1	0.04%	13,705	1	0.03%	89,465	969	4.39%
Junior subordinated debt	41,238	677	6.66%	41,238	718	6.91%	101,201	1,701	6.82%
Total interest-bearing liabilities	5,834,771	26,601	1.85%	5,831,873	27,920	1.90%	5,872,086	31,535	2.18%
Noninterest-bearing deposits	2,551,500			2,599,431			2,514,373
Other liabilities	170,938			165,974			169,763
Shareholders’ equity	1,355,276			1,332,304			1,251,994
Total liabilities and shareholders’ equity	$9,912,485			$9,929,582			$9,808,216
Net interest rate spread (1) (2)			3.41%			3.33%			2.97%
Net interest income and margin (1) (3)		$91,486	4.07%		$92,487	4.02%		$82,807	3.73%
(1)Fully taxable equivalent (FTE). All yields and rates are calculated using specific day counts for the period and year as applicable.
(2)Net interest spread is the average yield earned on interest-earning assets minus the average rate paid on interest-bearing liabilities.
(3)Net interest margin is computed by calculating the difference between interest income and interest expense, divided by the average balance of interest-earning assets.
Net interest income (FTE) during the three months ended March 31, 2026, decreased $1.0 million or 1.1% to $91.5 million compared to $92.5 million during the three months ended December 31, 2025. Net interest margin totaled 4.07% for the three months ended March 31, 2026, an increase of 5 basis points from the trailing quarter. The decrease in net interest income is primarily attributed to a $2.3 million reduction in interest income on earnings assets, led by $1.9 million decline in lending income. Conversely, interest expense was benefitted by reductions in deposits costs of $1.3 million as compared to the trailing quarter. Changes in both interest income and interest expense were primarily impacted by the difference in day count between the current and trailing quarter. The average balance of noninterest-bearing deposits decreased by $47.9 million from the three-month average for the period ended December 31, 2025.

As compared to the same quarter in the prior year, average loan yields increased 7 basis points from 5.71% during the three months ended March 31, 2025, to 5.78% during the three months ended March 31, 2026. The accretion of discounts from acquired loans added 8 basis points to loan yields during the quarter ended March 31, 2026, as compared to adding 12 basis points for the quarter ended March 31, 2025. The cost of interest-bearing deposits decreased by 24 basis points between the quarter ended March 31, 2026, and the same quarter of the prior year. The average balance of noninterest-bearing deposits increased by $37.1 million from the three-month average for the period ended March 31, 2025.

For the quarter ended March 31, 2026, the ratio of average total noninterest-bearing deposits to total average deposits was 30.6%, as compared to 31.0% and 30.7% for the quarters ended December 31, 2025 and March 31, 2025, respectively.

Interest Rates and Earning Asset Composition

As of March 31, 2026, the Company's loan portfolio consisted of approximately $7.1 billion in outstanding principal with a weighted average coupon rate of 5.57%. During the three-month periods ending March 31, 2026, December 31, 2025, and March 31, 2025, the weighted average coupon on loan production in the quarter was 6.33%, 6.32% and 6.88%, respectively. Included in the March 31, 2026 total loans balance are adjustable rate loans totaling $4.7 billion, of which $967.9 million are considered floating based on the Wall Street Prime index. In addition, the Company holds certain investment securities with fair values totaling $274.8 million which are subject to repricing on not less than a quarterly basis.

Asset Quality and Credit Loss Provisioning
During the three months ended March 31, 2026, the Company recorded a provision for credit losses of $3.3 million, as compared to $3.0 million during the trailing quarter, and $3.7 million during the first quarter of 2025.

	Three months ended
(dollars in thousands)	March 31, 2026	December 31, 2025	March 31, 2025
Addition to allowance for credit losses on loans and leases	$2,970	$2,400	$2,663
Addition to reserve for unfunded loan commitments	355	600	1,065
Total provision for credit losses	$3,325	$3,000	$3,728

	Three months ended
(dollars in thousands)	March 31, 2026	December 31, 2025	March 31, 2025
Balance, beginning of period	$125,762	$124,571	$125,366
Provision for credit losses on loans and leases	2,970	2,400	2,663
Loans charged-off	(912)	(1,345)	(374)
Recoveries of previously charged-off loans	119	136	768
Balance, end of period	$127,939	$125,762	$128,423
The allowance for credit losses (ACL) was $127.9 million or 1.81% of total loans as of March 31, 2026. The provision for credit losses on loans of $3.0 million recorded allocated approximately $2.3 million toward individually evaluated loans and $0.7 million to replenish quarterly net charge-offs.
The $2.3 million in reserves assigned to individually evaluated loans was concentrated within the commercial real estate portfolio on credits that were noted as having declining cash flows based on recent financial data, but loan payments on these credits continue to be made in accordance with contractual terms and remain current as of quarter end. The Company continues to work closely with these largely cooperative borrowers and is closely monitoring for any further changes in financial conditions. Management believes the provisioning for these individually analyzed relationships is sufficient relative to expected future losses, if any.
The net charge-offs incurred during the quarter were spread amongst numerous borrowers and loan types.
The net change in reserves on collective loan pools was minimal as of the quarter ended March 31, 2026. On a gross basis, the Company did benefit from declining required general reserves for consumer loans, which was offset by increases in required general reserves for commercial real estate lending. Additionally, Management notes that economic indicators through the end of the current quarter, as well as actual and forecasted trends including, but not limited to, unemployment, gross domestic product, and corporate borrowing rates continued to evidence stability and were supportive of general economic expansion, and generally consistent with the trailing period ended December 31, 2025, which is aligned with the Company's direct experiences with borrowers. Management's proactive portfolio management policies and ongoing dialogue with borrowers suggests caution continues to be warranted. Actions by the Federal Reserve to further cut rates during 2026 or stimulative policies by the Federal government may help further improve this outlook overall, but the uncertainty associated with the extent and timing of these potential reductions has inhibited a material change to monetary policy assumptions. Furthermore, political policy risks both domestic and international remain unresolved, which could quickly lead to further negative effects on domestic economic outcomes. The uncertainties related to the extent and duration of escalation within the Middle East, and potential domestic economic impact from volatility in oil prices and the impact on inflation risks, continue to present challenges in correlating potential improvement of credit risks within the Company's loan portfolio. Therefore, management continues to believe that certain credit weaknesses are present in the overall economy and that it is appropriate to maintain a reserve level that incorporates such risk factors.

(dollars in thousands)	As of March 31, 2026	% of Loans Outstanding	As of December 31, 2025	% of Loans Outstanding	As of March 31, 2025	% of Loans Outstanding
Risk Rating:
Pass	$6,813,091	96.4%	$6,874,545	96.7%	$6,582,345	96.5%
Special Mention	113,778	1.6%	109,768	1.5%	106,243	1.6%
Substandard	141,329	2.0%	126,774	1.8%	132,186	1.9%
Total	$7,068,198	100.0%	$7,111,087	100.0%	$6,820,774	100.0%

Classified loans to total loans	2.00%		1.78%		1.94%
Loans past due 30+ days to total loans	0.69%		0.53%		0.66%
ACL to non-performing loans	184.20%		195.84%		234.12%
The ratio of classified loans to total loans of 2.00% as of March 31, 2026, was an increase of 22 basis points from December 31, 2025, and 6 basis points from the comparative quarter ended 2025. The change in classified loans outstanding as compared to the trailing quarter represented an increase of approximately $14.6 million.
Loans past due 30 days or more increased by $11.0 million during the quarter ended March 31, 2026, to $48.9 million, as compared to $37.9 million at December 31, 2025. The majority of loans identified as past due are well-secured by collateral, and approximately $22.9 million are less than 90 days delinquent.
Non-performing loans increased by $5.2 million during the quarter ended March 31, 2026 to $69.5 million as compared to $64.2 million at December 31, 2025. The credit and collateral profiles of non-performing loans remain generally consistent with the trailing quarter. As noted previously, management continues to proactively work with these borrowers to identify actionable and appropriate resolution strategies which are customary for the industries. Management anticipates that these proactive strategies, specifically within agricultural real estate secured and agricultural commercial loans, will further benefit from the continued improvement in agricultural commodity prices, stable water supply, and growing crop demand. Of the $69.5 million loans designated as non-performing as of March 31, 2026, approximately $38.2 million are current or less than 30 days past due with respect to payments required under their existing loan agreements.
Management continues to proactively assess the repayment capacity of borrowers that will be subject to rate resets in the near term. To date this analysis as well as management's observations of loans that have experienced a rate reset, have resulted in an insignificant need to provide concessions to borrowers.
As of March 31, 2026, other real estate owned consisted of 14 properties with a carrying value of approximately $7.0 million, as compared to 12 properties with a carrying value of $6.2 million at December 31, 2025. Non-performing assets of $76.4 million at March 31, 2026, represented 0.77% of total assets, a change from $70.5 million or 0.72% and $57.5 million or 0.59% as of December 31, 2025 and March 31, 2025, respectively.

Allocation of Credit Loss Reserves by Loan Type

	As of March 31, 2026		As of December 31, 2025		As of March 31, 2025
(dollars in thousands)	Amount	% of Loans Outstanding	Amount	% of Loans Outstanding	Amount	% of Loans Outstanding
Commercial real estate:
CRE - Non-Owner Occupied	$41,647	1.64%	$40,300	1.61%	$39,670	1.68%
CRE - Owner Occupied	16,286	1.60%	12,712	1.25%	12,169	1.23%
Multifamily	16,384	1.47%	17,327	1.60%	15,604	1.52%
Farmland	5,593	2.33%	5,193	2.07%	4,737	1.81%
Total commercial real estate loans	79,910	1.63%	75,532	1.56%	72,180	1.56%
Consumer:
SFR 1-4 1st Liens	9,929	1.22%	11,045	1.31%	10,995	1.29%
SFR HELOCs and Junior Liens	12,297	2.86%	13,264	3.07%	11,650	3.12%
Other	1,560	4.30%	1,974	4.85%	2,895	5.19%
Total consumer loans	23,786	1.86%	26,283	2.00%	25,540	1.99%

Commercial and Industrial	12,435	2.67%	11,430	2.46%	17,561	3.84%
Construction	8,239	3.13%	8,231	2.73%	10,346	3.47%
Agricultural Production	3,548	2.44%	4,265	2.47%	2,768	1.91%
Leases	21	0.48%	21	0.44%	28	0.44%
Allowance for credit losses	127,939	1.81%	125,762	1.77%	128,423	1.88%
Reserve for unfunded loan commitments	8,100		7,745		7,065
Total allowance for credit losses	$136,039	1.92%	$133,507	1.88%	$135,488	1.99%

In addition to the allowance for credit losses above, the Company has acquired various performing loans whose fair value as of the acquisition date was determined to be less than the principal balance owed on those loans. This difference represents the collective discount of credit, interest rate and liquidity measurements, which are expected to be amortized over the life of the loans. As of March 31, 2026, the unamortized discount associated with acquired loans totaled $13.5 million, which, when combined with the total allowance for credit losses above, represents 2.12% of total loans.

Non-interest Income

	Three months ended
(dollars in thousands)	March 31, 2026	December 31, 2025	Change	% Change
ATM and interchange fees	$6,269	$6,352	$(83)	(1.3)%
Service charges on deposit accounts	5,209	5,416	(207)	(3.8)%
Other service fees	1,487	1,432	55	3.8%
Mortgage banking service fees	427	429	(2)	(0.5)%
Change in value of mortgage servicing rights	(232)	(263)	31	11.8%
Total service charges and fees	13,160	13,366	(206)	(1.5)%
Increase in cash value of life insurance	816	862	(46)	(5.3)%
Asset management and commission income	2,049	1,970	79	4.0%
Gain on sale of loans	397	432	(35)	(8.1)%
Lease brokerage income	97	26	71	273.1%
Sale of customer checks	364	326	38	11.7%
(Loss) gain on sale of investment securities	17	19	(2)	(10.5)%
(Loss) gain on marketable equity securities	(17)	11	(28)	(254.5)%
Other income	149	156	(7)	(4.5)%
Total other non-interest income	3,872	3,802	70	1.8%
Total non-interest income	$17,032	$17,168	$(136)	(0.8)%
Total non-interest income decreased $0.1 million or 0.8% to $17.0 million during the three months ended March 31, 2026, compared to $17.2 million during the quarter ended December 31, 2025. Non-interest income activity was consistent with the trailing quarter.

	Three months ended March 31,
(dollars in thousands)	2026	2025	Change	% Change
ATM and interchange fees	$6,269	$6,106	$163	2.7%
Service charges on deposit accounts	5,209	4,914	295	6.0%
Other service fees	1,487	1,359	128	9.4%
Mortgage banking service fees	427	439	(12)	(2.7)%
Change in value of mortgage servicing rights	(232)	(140)	(92)	(65.7)%
Total service charges and fees	13,160	12,678	482	3.8%
Increase in cash value of life insurance	816	820	(4)	(0.5)%
Asset management and commission income	2,049	1,488	561	37.7%
Gain on sale of loans	397	344	53	15.4%
Lease brokerage income	97	66	31	47.0%
Sale of customer checks	364	345	19	5.5%
(Loss) gain on sale or exchange of investment securities	17	(1,146)	1,163	101.5%
(Loss) gain on marketable equity securities	(17)	39	(56)	(143.6)%
Other income	149	1,439	(1,290)	(89.6)%
Total other non-interest income	3,872	3,395	477	14.1%
Total non-interest income	$17,032	$16,073	$959	6.0%
Non-interest income increased $1.0 million or 6.0% to $17.0 million during the three months ended March 31, 2026, compared to $16.1 million during the comparative quarter ended March 31, 2025. Growth in deposit related transactional activities contributed to the elevated service fees, which increased by a combined $0.5 million as compared to the equivalent period in 2025. Further, elevated activity and volume of assets under management drove an increase of $0.6 million or 37.7% in asset management and commission income for the period ended March 31, 2026, as compared to the same period in 2025. Other income during the three months ended March 31, 2026 decreased by $1.3 million, reflecting the absence of excess cash flows from death benefit proceeds totaling $1.2 million in the comparative quarter. In addition, gains on investment security sales totaling $17.0 thousand were recorded during the current quarter as compared to losses on sales of $1.1 million during the same quarter of the prior year.

Non-interest Expense

	Three months ended
(dollars in thousands)	March 31, 2026	December 31, 2025	Change	% Change
Base salaries, net of deferred loan origination costs	$24,238	$25,048	$(810)	(3.2)%
Incentive compensation	4,726	6,002	(1,276)	(21.3)%
Benefits and other compensation costs	7,181	5,851	1,330	22.7%
Total salaries and benefits expense	36,145	36,901	(756)	(2.0)%
Occupancy	4,459	4,515	(56)	(1.2)%
Data processing and software	5,287	5,363	(76)	(1.4)%
Equipment	1,354	1,417	(63)	(4.4)%
Intangible amortization	430	482	(52)	(10.8)%
Advertising	835	774	61	7.9%
ATM and POS network charges	1,668	1,981	(313)	(15.8)%
Professional fees	1,639	1,375	264	19.2%
Telecommunications	442	476	(34)	(7.1)%
Regulatory assessments and insurance	1,305	1,319	(14)	(1.1)%
Postage	346	382	(36)	(9.4)%
Operational loss	520	413	107	25.9%
Courier service	520	575	(55)	(9.6)%
(Gain) loss on sale or acquisition of foreclosed assets	—	257	(257)	100.0%
(Gain) loss on disposal of fixed assets	(15)	6	(21)	(350.0)%
Other miscellaneous expense	4,117	3,583	534	14.9%
Total other non-interest expense	22,907	22,918	(11)	—%
Total non-interest expense	$59,052	$59,819	$(767)	(1.3)%
Average full-time equivalent staff	1,117	1,135	(18)	(1.6)%

Total non-interest expense for the quarter ended March 31, 2026, decreased $0.8 million or 1.3% to $59.1 million as compared to $59.8 million during the trailing quarter ended December 31, 2025. Total salaries and benefits expense, the largest non-interest expense component, decreased by $0.8 million or 2.0%, in line with the overall reduction in FTEs during the period and decreased incentive compensation accrual related to sales activities, partially offset by the absence of curtailment of benefits only allocated to those employed as of the last day of the fiscal year, which overall reduced the benefits and other compensation costs in the trailing quarter. In addition, the Company typically experiences an increase in benefits costs during the first quarter of any calendar year as a result of the renewal cycle of benefit plans and payroll taxes. Changes in other non-interest expense line items were mixed, but flat on a net basis for the quarter ended March 31, 2026 with a decrease of $0.01 million.

	Three months ended March 31,
(dollars in thousands)	2026	2025	Change	% Change
Base salaries, net of deferred loan origination costs	$24,238	$25,401	$(1,163)	(4.6)%
Incentive compensation	4,726	4,038	688	17.0%
Benefits and other compensation costs	7,181	7,416	(235)	(3.2)%
Total salaries and benefits expense	36,145	36,855	(710)	(1.9)%
Occupancy	4,459	4,077	382	9.4%
Data processing and software	5,287	5,058	229	4.5%
Equipment	1,354	1,284	70	5.5%
Intangible amortization	430	514	(84)	(16.3)%
Advertising	835	1,204	(369)	(30.6)%
ATM and POS network charges	1,668	1,851	(183)	(9.9)%
Professional fees	1,639	1,518	121	8.0%
Telecommunications	442	488	(46)	(9.4)%
Regulatory assessments and insurance	1,305	1,283	22	1.7%
Postage	346	320	26	8.1%
Operational loss	520	424	96	22.6%
Courier service	520	488	32	6.6%
(Gain) loss on sale or acquisition of foreclosed assets	—	(3)	3	(100.0)%
(Gain) loss on disposal of fixed assets	(15)	85	(100)	(117.6)%
Other miscellaneous expense	4,117	4,139	(22)	(0.5)%
Total other non-interest expense	22,907	22,730	177	0.8%
Total non-interest expense	$59,052	$59,585	$(533)	(0.9)%
Average full-time equivalent staff	1,117	1,194	(77)	(6.4)%
Total non-interest expense decreased $0.5 million or 0.9% to $59.1 million during the three months ended March 31, 2026, as compared to $59.6 million for the quarter ended March 31, 2025. Total salaries and benefits expense decreased by $0.7 million or 1.9% on a net basis, largely attributed to the reductions in FTE. Changes in other non-interest expense line items were mixed during the quarter ended March 31, 2026, but essentially flat and due to timing differences rather than unique changes in operations, resulting in a net increase of $0.2 million, led by an increase in occupancy expense of $0.4 million following the Company's expansion within the Bay Area.

Provision for Income Taxes
The Company’s effective tax rate was 26.6% for the quarter ended March 31, 2026, as compared to 27.8% for the quarter ended December 31, 2025, and 25.3% for the quarter ended March 31, 2025. Differences between the Company's effective tax rate and applicable federal and state blended statutory rate of approximately 29.6% are due to the proportion of non-taxable revenues, non-deductible expenses, and benefits from tax credits as compared to the levels of pre-tax earnings.

TriCo Bancshares—Condensed Consolidated Financial Data (unaudited)

(dollars in thousands, except per share data)	Three months ended
	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Revenue and Expense Data
Interest income	$117,827	$120,147	$119,987	$116,361	$114,077
Interest expense	26,601	27,920	30,432	29,842	31,535
Net interest income	91,226	92,227	89,555	86,519	82,542
Provision for credit losses	3,325	3,000	670	4,665	3,728
Noninterest income:
Service charges and fees	13,160	13,366	13,751	13,650	12,678
(Loss) gain on sale or exchange of investment securities	17	19	(2,124)	4	(1,146)
Other income	3,855	3,783	6,380	3,436	4,541
Total noninterest income	17,032	17,168	18,007	17,090	16,073
Noninterest expense:
Salaries and benefits	36,145	36,901	37,729	38,286	36,855
Occupancy and equipment	5,813	5,932	5,657	5,389	5,361
Data processing and network	6,955	7,344	6,749	6,802	6,909
Other noninterest expense	10,139	9,642	10,289	10,654	10,460
Total noninterest expense	59,052	59,819	60,424	61,131	59,585
Total income before taxes	45,881	46,576	46,468	37,813	35,302
Provision for income taxes	12,196	12,942	12,449	10,271	8,939
Net income	$33,685	$33,634	$34,019	$27,542	$26,363
Share Data
Basic earnings per share	$1.05	$1.04	$1.04	$0.84	$0.80
Diluted earnings per share	$1.04	$1.03	$1.04	$0.84	$0.80
Dividends per share	$0.36	$0.36	$0.36	$0.33	$0.33
Book value per common share	$41.49	$41.07	$40.12	$38.92	$38.17
Tangible book value per common share (1)	$31.82	$31.52	$30.61	$29.40	$28.73
Shares outstanding	31,910,590	32,334,974	32,506,880	32,550,264	32,892,488
Weighted average common shares	32,194,905	32,444,684	32,542,401	32,757,378	32,952,541
Weighted average diluted common shares	32,391,466	32,630,819	32,723,358	32,935,750	33,129,161
Credit Quality
Allowance for credit losses to gross loans	1.81%	1.77%	1.78%	1.79%	1.88%
Loans past due 30 days or more	$48,887	$37,931	$45,712	$42,965	$44,753
Total nonperforming loans	$69,458	$64,218	$65,647	$64,783	$54,854
Total nonperforming assets	$76,424	$70,464	$71,077	$67,466	$57,539
Loans charged-off	$912	$1,345	$737	$8,595	$374
Loans recovered	$119	$136	$123	$102	$768
Selected Financial Ratios
Return on average total assets	1.38%	1.34%	1.36%	1.13%	1.09%
Return on average equity	10.08%	10.02%	10.47%	8.68%	8.54%
Average yield on loans	5.78%	5.77%	5.75%	5.76%	5.71%
Average yield on interest-earning assets	5.26%	5.23%	5.25%	5.21%	5.15%
Average rate on interest-bearing deposits	1.82%	1.87%	1.99%	1.97%	2.06%
Average cost of total deposits	1.26%	1.29%	1.39%	1.37%	1.43%
Average cost of total deposits and other borrowings	1.26%	1.29%	1.38%	1.37%	1.46%
Average rate on borrowings & subordinated debt	5.29%	5.19%	5.49%	5.84%	5.68%
Average rate on interest-bearing liabilities	1.85%	1.90%	2.05%	2.05%	2.18%
Net interest margin (fully tax-equivalent) (1)	4.07%	4.02%	3.92%	3.88%	3.73%
Loans to deposits	84.11%	86.05%	84.07%	83.08%	83.13%
Efficiency ratio	54.55%	54.68%	56.18%	59.00%	60.42%
Supplemental Loan Interest Income Data
Discount accretion on acquired loans	$1,386	$915	$996	$1,247	$1,995
All other loan interest income (1)	$98,963	$101,316	$100,008	$97,448	$93,383
Total loan interest income (1)	$100,349	$102,231	$101,004	$98,695	$95,378

(1) Non-GAAP measure

TriCo Bancshares—Condensed Consolidated Financial Data (unaudited)

(dollars in thousands, except per share data)
Balance Sheet Data	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Cash and due from banks	$301,305	$157,014	$298,820	$314,268	$308,250
Securities, available for sale, net	1,768,148	1,734,623	1,743,437	1,818,032	1,854,998
Securities, held to maturity, net	85,740	90,544	95,446	101,672	106,868
Restricted equity securities	17,250	17,250	17,250	17,250	17,250
Loans held for sale	4,186	2,695	2,785	1,577	2,028
Loans:
Commercial real estate	4,908,229	4,853,762	4,793,394	4,730,732	4,634,446
Consumer	1,282,181	1,314,610	1,293,909	1,288,691	1,279,878
Commercial and industrial	465,081	464,428	453,221	467,564	457,189
Construction	262,872	301,045	298,774	304,920	298,319
Agriculture production	145,463	172,494	162,338	161,457	144,588
Leases	4,372	4,748	5,188	5,629	6,354
Total loans, gross	7,068,198	7,111,087	7,006,824	6,958,993	6,820,774
Allowance for credit losses	(127,939)	(125,762)	(124,571)	(124,455)	(128,423)
Total loans, net	6,940,259	6,985,325	6,882,253	6,834,538	6,692,351
Premises and equipment	68,944	69,724	70,509	70,092	70,475
Cash value of life insurance	138,070	137,253	136,391	135,520	134,678
Accrued interest receivable	32,661	33,652	32,126	32,534	32,536
Goodwill	304,442	304,442	304,442	304,442	304,442
Other intangible assets	4,041	4,471	4,953	5,435	5,918
Operating leases, right-of-use	24,812	25,505	25,917	22,158	22,806
Other assets	258,353	259,565	264,507	266,465	266,999
Total assets	$9,948,211	$9,822,063	$9,878,836	$9,923,983	$9,819,599
Deposits:
Noninterest-bearing demand deposits	$2,559,060	$2,594,032	$2,544,306	$2,559,788	$2,539,109
Interest-bearing demand deposits	1,887,823	1,784,769	1,836,550	1,826,041	1,778,615
Savings deposits	2,809,855	2,775,058	2,847,168	2,879,212	2,777,840
Time certificates	1,146,850	1,110,042	1,106,437	1,110,768	1,109,768
Total deposits	8,403,588	8,263,901	8,334,461	8,375,809	8,205,332
Accrued interest payable	7,758	8,795	8,241	10,172	9,685
Operating lease liability	26,525	27,278	27,683	23,965	24,657
Other liabilities	133,621	141,137	145,869	128,162	131,478
Other borrowings	11,455	11,713	17,039	17,788	91,706
Junior subordinated debt	41,238	41,238	41,238	101,264	101,222
Total liabilities	8,624,185	8,494,062	8,574,531	8,657,160	8,564,080
Common stock	673,507	682,362	685,594	685,489	692,500
Retained earnings	749,769	740,244	723,668	702,690	693,383
Accumulated other comprehensive loss, net of tax	(99,250)	(94,605)	(104,957)	(121,356)	(130,364)
Total shareholders’ equity	$1,324,026	$1,328,001	$1,304,305	$1,266,823	$1,255,519
Quarterly Average Balance Data
Average loans	$7,041,552	$7,023,749	$6,971,860	$6,878,186	$6,776,188
Average interest-earning assets	$9,110,163	$9,127,429	$9,090,900	$8,973,959	$9,007,447
Average total assets	$9,912,485	$9,929,582	$9,900,675	$9,778,834	$9,808,216
Average deposits	$8,334,291	$8,376,361	$8,361,600	$8,222,982	$8,195,793
Average borrowings and subordinated debt	$51,980	$54,943	$88,972	$123,943	$190,666
Average total equity	$1,355,276	$1,332,304	$1,289,535	$1,273,092	$1,251,994
Capital Ratio Data
Total risk-based capital ratio	15.1%	15.1%	15.1%	15.6%	15.8%
Tier 1 capital ratio	13.8%	13.8%	13.9%	13.9%	14.1%
Tier 1 common equity ratio	13.3%	13.3%	13.4%	13.1%	13.3%
Tier 1 leverage ratio	11.9%	11.8%	11.7%	11.8%	11.7%
Tangible capital ratio (1)	10.5%	10.7%	10.4%	10.0%	9.9%

(1) Non-GAAP measure

TriCo Bancshares—Non-GAAP Financial Measures (unaudited)
In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. Management has presented these non-GAAP financial measures in this press release because it believes that they provide useful and comparative information to assess trends in the Company's core operations reflected in the current quarter's results and facilitate the comparison of our performance with the performance of our peers. However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP. Where applicable, comparable earnings information using GAAP financial measures is also presented. Because not all companies use the same calculations, our presentation may not be comparable to other similarly titled measures as calculated by other companies. For a reconciliation of these non-GAAP financial measures, see the tables below:

	Three months ended
(dollars in thousands)	March 31, 2026	December 31, 2025	March 31, 2025
Net interest margin
Acquired loans discount accretion, net:
Amount (included in interest income)	$1,386	$915	$1,995
Effect on average loan yield	0.08%	0.05%	0.12%
Effect on net interest margin (FTE)	0.06%	0.04%	0.09%
Net interest margin (FTE)	4.07%	4.02%	3.73%
Net interest margin less effect of acquired loan discount accretion (Non-GAAP)	4.01%	3.98%	3.64%

	Three months ended
(dollars in thousands)	March 31, 2026	December 31, 2025	March 31, 2025
Pre-tax pre-provision return on average assets or equity
Net income (GAAP)	$33,685	$33,634	$26,363
Exclude provision for income taxes	12,196	12,942	8,939
Exclude provision for credit losses	3,325	3,000	3,728
Net income before provisions for income taxes and credit losses (Non-GAAP)	$49,206	$49,576	$39,030

Average assets (GAAP)	$9,912,485	$9,929,582	$9,808,216
Average equity (GAAP)	$1,355,276	$1,332,304	$1,251,994

Return on average assets (GAAP) (annualized)	1.38%	1.34%	1.09%
Pre-tax pre-provision return on average assets (Non-GAAP) (annualized)	2.01%	1.98%	1.61%
Return on average equity (GAAP) (annualized)	10.08%	10.02%	8.54%
Pre-tax pre-provision return on average equity (Non-GAAP) (annualized)	14.72%	14.76%	12.64%

	Three months ended
(dollars in thousands)	March 31, 2026	December 31, 2025	March 31, 2025
Return on tangible common equity
Average total shareholders' equity	$1,355,276	$1,332,304	$1,251,994
Exclude average goodwill	304,442	304,442	304,442
Exclude average other intangibles	4,319	4,712	6,234
Average tangible common equity (Non-GAAP)	$1,046,515	$1,023,150	$941,318

Net income (GAAP)	$33,685	$33,634	$26,363
Exclude amortization of intangible assets, net of tax effect	303	339	362
Tangible net income available to common shareholders (Non-GAAP)	$33,988	$33,973	$26,725

Return on average equity (GAAP) (annualized)	10.08%	10.02%	8.54%
Return on average tangible common equity (Non-GAAP)	13.17%	13.17%	11.51%

	Three months ended
(dollars in thousands)	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Tangible shareholders' equity to tangible assets
Shareholders' equity (GAAP)	$1,324,026	$1,328,001	$1,304,305	$1,266,823	$1,255,519
Exclude goodwill and other intangible assets, net	308,483	308,913	309,395	309,877	310,360
Tangible shareholders' equity (Non-GAAP)	$1,015,543	$1,019,088	$994,910	$956,946	$945,159

Total assets (GAAP)	$9,948,211	$9,822,063	$9,878,836	$9,923,983	$9,819,599
Exclude goodwill and other intangible assets, net	308,483	308,913	309,395	309,877	310,360
Total tangible assets (Non-GAAP)	$9,639,728	$9,513,150	$9,569,441	$9,614,106	$9,509,239

Shareholders' equity to total assets (GAAP)	13.31%	13.52%	13.20%	12.77%	12.79%
Tangible shareholders' equity to tangible assets (Non-GAAP)	10.53%	10.71%	10.40%	9.95%	9.94%

	Three months ended
(dollars in thousands)	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Tangible common shareholders' equity per share
Tangible shareholders' equity (Non-GAAP)	$1,015,543	$1,019,088	$994,910	$956,946	$945,159

Common shares outstanding at end of period	31,910,590	32,334,974	32,506,880	32,550,264	32,892,488

Common shareholders' equity (book value) per share (GAAP)	$41.49	$41.07	$40.12	$38.92	$38.17
Tangible common shareholders' equity (tangible book value) per share (Non-GAAP)	$31.82	$31.52	$30.61	$29.40	$28.73

Investor Contact
Peter G. Wiese, EVP & CFO, (530) 898-0300

About TriCo Bancshares
Established in 1975, Tri Counties Bank is a wholly-owned subsidiary of TriCo Bancshares (NASDAQ: TCBK) headquartered in Chico, California, providing services in traditional stand-alone and in-store bank branches and loan production offices in communities throughout California. Tri Counties Bank provides an extensive and competitive breadth of consumer, small business and commercial banking financial services, along with convenient around-the-clock ATMs, online and mobile banking access. Brokerage services are provided by Tri Counties Advisors through affiliation with Raymond James Financial Services, Inc. Visit www.TriCountiesBank.com to learn more.

Forward-Looking Statements
The statements contained herein that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on us. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond our control. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the following: macroeconomic, geopolitical, and other challenges and uncertainties, including those related to actual or potential policies and actions from the U.S. administration, such as tariffs and reciprocal actions by other countries or regions and their ultimate impact on us, our customers, financial markets, and the overall U.S. and global economies; the uncertainty of rapidly evolving and changing U.S. trade policies and practices; inflation/deflation, interest rate, market and monetary fluctuations/volatility; increases in unemployment rates; slowing economic growth or recession in the U.S. and other countries or regions; the impact of any future federal government shutdown and uncertainty regarding the federal government’s debt limit; the impact of changes in financial services industry policies, laws and regulations; regulatory restrictions or adverse regulatory findings affecting our ability to successfully market and price our products to consumers; systemic or non-systemic bank failures or crises and any related impact on depositor behavior or investor sentiment; the impacts of international hostilities, wars, terrorism or geopolitical events; risks related to the sufficiency of liquidity, including our ability to attract and maintain deposits; the risks related to the development, implementation, use and management of emerging technologies, including artificial intelligence and machine learning; extreme weather, natural disasters and other catastrophic events and their effects on our customers and the economic and business environments in which we operate; current and future economic and market conditions of the local economies in which we conduct operations; declines in housing and commercial real estate prices and changes in the financial performance and/or condition of our borrowers; the market value of our investment securities and possible other-than-temporary impairment of securities held by us due to changes in credit quality or rates; the availability of, and cost of, sources of funding and the demand for our products; the possibility that our recorded goodwill could become impaired, which may have an adverse impact on our earnings and capital; the costs or effects of mergers, acquisitions or dispositions, as well as whether we are able to obtain any required governmental approvals in connection with any such activities, or identify and complete favorable transactions in the future and/or realize the anticipated financial and business benefits; the volatility of the stock market and its impact on our stock price and our ability to conduct acquisitions; the regulatory and financial impacts associated with exceeding $10 billion in total assets; the ability to execute our business plan in new markets; our future operating or financial performance, including our outlook for future growth and our ability to control expenses; changes in the level and direction of our nonperforming assets and charge-offs and the appropriateness of the allowance for credit losses; the effectiveness of us managing the mix of earning assets and in improving, resolving or liquidating lower-quality assets; changes in accounting standards and practices; changes in consumer spending, borrowing and savings habits; the effects of changes in the level or cost of checking or savings account deposits on our funding costs and net interest margin; the impact of alternative currencies such as stablecoin and other cryptocurrencies on our ability to attract deposits; increasing noninterest expense and its impact on our financial performance; competition and innovation with respect to financial products and services by banks, financial institutions and non-traditional competitors including retail businesses and technology companies; potential changes to loss allocations between financial institutions and customers, including for losses incurred from the use of our products and services, including electronic payments and payment of checks, that were authorized by the customer but induced by fraud; the challenges of attracting, integrating and retaining key employees; the impact of the 2023 cyber security ransomware incident, including the pending litigation, on our operations and reputation; the vulnerability of our operational or security systems or infrastructure, the systems of third- and fourth-party vendors or other service providers with whom we contract, and our customers to unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and data/security breaches and the cost to defend against and respond to such incidents; increased data security risks due to work from home arrangements and email vulnerability; failure to safeguard personal information, and any resulting litigation; the effect of a fall in stock market prices on our brokerage and wealth management businesses; the effectiveness of our risk management framework and quantitative models; the emergence or continuation of widespread health emergencies or pandemics; potential judgments, orders, settlements, penalties, fines and reputational damage resulting from pending or future litigation and regulatory investigations, proceedings and enforcement actions; and our ability to manage the risks involved in the foregoing. There can be no assurance that future developments affecting us will be the same as those anticipated by management. Additional factors that could cause results to differ materially from those described above can be found in our filings with the U.S. Securities and Exchange Commission, including without limitation the “Risk Factors” Section of TriCo’s Annual Report on Form 10-K for the year ended December 31, 2025, Such filings are also available in the “Investor Relations” section of our website, https://www.tcbk.com/investor-relations. Annualized, pro forma, projections and estimates are not forecasts and may not reflect actual results. We undertake no obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.